EMPLOYMENT AGREEMENT

                 This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of June 19, 2004, by and between Amstar Mortgage Corporation (the “Company”) a domestic Texas corporation with an address at Suite 800, 10851 Scarsdale Blvd., Houston, Texas 77089, and Howard M. Wayland, Jr. (“Employee”) residing at 11902 Susan Forest Lane, Houston, Texas 77089.

                 WHEREAS, Employee has served as President and Chief Executive Officer of the Company since its founding; and

                 WHEREAS, the Company desires to secure the continued services of Employee as President and Chief Executive Officer of the Company; and

                 WHEREAS, the Company and the Employee desire to set forth the terms and conditions of the continued employment relationship between the Company and the Employee;

                 NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                 1.               Employment Term: Employee’s term of employment (the “Term”) under this Agreement shall be three (3) years, commencing on July 1, 2004, and shall continue for a period through and including June 30, 2007, and shall expire after June 30, 2007 unless extended in writing by both the Company and Employee or earlier terminated pursuant to the terms and conditions set forth in this Agreement.

                 2.               Duties: Employee shall perform all duties incident to the position of President and Chief Executive Officer as well as any other duties as may from time to time be assigned by the board of directors of the Company. Employee agrees to abide by all by-laws, policies, practices, procedures or rules of the Company.

                 3.               Best Efforts: Employee agrees to devote his best efforts, energies and skill to the discharge of the duties and responsibilities attributable to his position, and to this end, he will devote substantially all his working hours and professional energies to the business affairs of the Company. Employee agrees to disclose any and all new investments or business activities that might materially impact his performance and agrees not to engage in or expand such activities without prior approval of the sole shareholder of the Company.

                 4.               Compensation and Benefits:

                 A.  Base Salary. During the Term, Company shall pay Employee a salary at the rate of $200,000 per annum, payable in equal installments at such payment intervals as are the usual custom of the Company, but not less often than monthly.

                 B.  Bonus. Employee shall be entitled to receive a bonus and/or other incentive compensation in an amount to be determined by the Company and approved by the sole shareholder of the Company; provided, however, that the failure of the Company to award any such bonus and/or other incentive compensation shall not give rise to any claim against the Company. The amount, if any, and timing of such bonus, shall be

WAYLAND EMPLOYMENT AGREEMENT

determined by the Company in its sole discretion, subject to the right of approval by the Company’s shareholder.

                 C.  Director Fees. Employee may serve as a member of the board of directors of the Company’s sole shareholder. In such case, Employee shall be entitled to any approved director fees in addition to his all other payments herein.

                 D.  Benefit Plans.  Company shall pay or reimburse Employee not more that $250 per month for a $1,000,000, 15 year term life insurance to be owned by Employee. Except as otherwise provided herein, Employee shall also be entitled to participate in any and all employee welfare and health benefit plans (including, but not limited to life insurance, health and medical, dental and disability plans) and other employee benefit plans, including but not limited to qualified pension plans, established by the Company from time to time for the benefit of other employees the Company. Employee shall be required to comply with the conditions attendant to coverage by such plans and shall comply with and be entitled to benefits only in accordance with the terms and conditions of such plans as they may be amended from time to time. Nothing herein contained shall be construed as requiring the Company to establish or continue any particular benefit plan in discharge of its obligations under this Agreement.

                 E.  Vacation and Other Benefits. The Employee shall be entitled to not less than three (3) weeks of paid vacation each year of his employment hereunder, as well as to such other employment benefits extended or provided to executives of comparable status, including, but not limited to, payment or reimbursement of reasonable, ordinary and necessary business expenses incurred by the Employee in the performance of his responsibilities and the promotion of the Company’s businesses, including, without limitation, air travel and lodging, mileage expenses, cellular phone use, and other reasonable business-related expenses. Employee shall submit to the Company periodic statements of all expenses so incurred. Subject to such audits as the Company may deem necessary, the Company shall reimburse the Employee the full amount of any such expenses advanced by him in the ordinary course of his business duties.

                 F.  Deductions from Salary and Benefits. The Company may withhold from any salary or benefits payable to Employee all federal, state, local and other taxes and other amounts as permitted or required pursuant to law, rule or regulation.

                 5.               Termination:

                 A.  Death. The Term shall terminate on the date of Employee’s death, in which event Employee’s Salary and benefits owing to Employee through the date of Employee’s death shall be paid to his estate. Employee’s estate will not be entitled to any other compensation under this Agreement.

                 B.  Disability. If at any time during the Term Employee shall become unable to perform substantially all of the duties and services required of him under this Agreement for a period of ninety (90) workdays (i.e. 18 workweeks) in the aggregate during any 12-month period, the Company may, upon at least ten (10) days’ prior written notice given at any time after the expiration of such ninety (90) workday period, notify Employee of its intention to terminate this Agreement as of the date set forth in the notice. In case of such termination, Employee shall be entitled to receive salary, benefits and reimbursable

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expenses owing to Employee through the date of termination. In addition, unless Employee shall be eligible for comparable benefits under a disability policy paid by Company, Employee shall continue to receive termination pay equal to his then current base salary over the 18 workweeks following the date of termination. Thereafter, Company shall have no further obligation or liability to Employee.

                 C.  Without Cause. Company may terminate this Agreement without cause upon thirty (30) days written notice. Upon such termination all salary, bonuses, director fees, and benefits which would have otherwise been payable to Employee through the last day of the date of termination shall become immediately due and payable to Employee. In addition, if Company terminates this Agreement without cause as provided above, Employee shall receive the equivalent of three (3) years of Employee’s then annual base salary, less deductions required by law, payable in a lump sum to Employee (“severance pay”); provided, however, Employee must sign a valid general release of all claims against the Company in a form provided by the Company as a condition to receipt of such severance pay. Employee’s obligations with respect to non-competition and confidential information under Section 6 herein shall survive such termination only upon the payment in full by Company of all such salary, bonuses, director fees, benefits and severance pay.

                 D.  For Cause.  The Company may terminate this Agreement for cause. Upon such termination, the Company shall be released from any and all further obligations under this Agreement, except for accrued salary and benefits owing to Employee through the termination date. Employee’s obligations with respect to non-competition and confidential information under Section 6 herein shall survive such termination. For the purposes of this Agreement, “cause” shall include, without limitation, the following:

(i) gross neglect by Employee to perform the duties of the Employee’s position;

(ii) willful failure of Employee to obey orders given by the Company’s board of directors; or

(iii) gross and willful misconduct in connection with the performance of any of Employee’s duties, including, without limitation, misappropriation of funds or property of the Company, or any willful violation of law or regulation to the substantial detriment of the Company;

                 6.               Non-competition and Confidentiality:

                 A.  Non-Competition. Employee acknowledges that his position with the Company is special, unique and intellectual in character and his position in the Company will place him in a position of confidence and trust with employees, contractors, and customers of the Company. Subject to the faithful performance of all the terms and conditions of this Agreement by Company, Employee agrees that during the Term and for a period of two (2) years thereafter Employee will not directly or indirectly: (i) (whether as director, officer, consultant, principal, employee, agent or otherwise) engage in or contribute Employee’s knowledge and abilities to any business or entity in competition with the Company; (ii) employ or attempt to employ or assist anyone in employing any person who is an employee of the Company; or (iii) attempt in any manner to solicit from any business of the type performed by the Company or persuade any business associate

WAYLAND EMPLOYMENT AGREEMENT

or customer of the Company to cease doing business or reduce the amount of business that such business associate or customer has customarily done with the Company.

                 B.  Confidentiality. Employee acknowledges that Employee will have access to certain proprietary and confidential information of the Company and its customers including, but not limited to contemplated new products and services, marketing and advertising campaigns, sales projections, creative campaigns and themes and financial information of the Company. Employee agrees not to use or disclose any confidential information during the Term of this Agreement or thereafter other than in connection with performing Employee’s services for the Company in accordance with this Agreement.

                 7.               Arbitration: Any and all disputes arising under or relating to the interpretation or application of this Agreement or concerning Employee’s employment with the Company or termination thereof, shall be subject to arbitration in Harris County, Texas under the then existing rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court of competent jurisdiction. The cost of such arbitration shall be borne equally by the parties. Nothing contained in this Paragraph shall limit the right of the Company to enforce by court injunction or other equitable relief the Employee’s obligations with respect to non-competition and confidential information under Section 6 of this Agreement.

                 8.               Governing Law: This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Texas, without regard to the conflicts of law rules thereof.

                 9.               Assignment: Neither this Agreement, nor any of the rights, powers, duties or obligations of the respective parties hereunder may be assigned by either party.

                 10.             Notices: All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given if delivered by hand or mailed within the continental United States by first class, registered mail, return receipt requested, postage and registry fees prepaid, to the applicable party and addressed to the last known address of that party. Addresses may be changed by notice in writing signed by the addressee.

                 11.             Amendment: No amendment or modification of this Agreement shall be valid or effective, unless in writing and signed by the parties to this Agreement.

                 12.             Entire Agreement: This Agreement embodies the entire agreement of the parties hereto with respect to its subject matter and merges with and supersedes all prior discussions, agreements, commitments or understandings of every kind and nature relating thereto, whether oral or written, between Employee and the Company. Neither party shall be bound by any term or condition other than as is expressly set forth herein.

                 13.             Execution: This Agreement may be executed in multiple counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

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                 IN WITNESS WHEREOF, the parties have executed and delivered this amendment effective as of the date first written hereinabove.

                 AMSTAR MORTGAGE CORPORATION                   Employee:

                 By: ________________________                   __________________________
                 Its: